Morgan Stanley Quality Municipal Income Trust
Item 77(o) 10f-3 Transactions
April 1, 2001 - September 30, 2001


Security
Date of
Purchas
e
Price
Of Shares
Shares
Purchased
% of
Assets
Total
Issued
Purchas
ed
By Fund
Broker

New York
City, NY
Wtr Fin
Auth Ser
2001 B
(Aa2/AA)
8/3/01
$98.041
20,000,000


2.95%


$218,035,000
9.17%

Paine
Webber

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